EXHIBIT A

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME, PLEASE DISREGARD THIS NOTICE.  THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

June 29, 2016

Dear Partners Group Private Equity (Master Fund), LLC Member:

We are writing to inform you of important dates relating to a tender offer by Partners Group Private Equity (Master Fund), LLC (the “Fund”).  If you are not interested in having the Fund repurchase your limited liability company interest or a portion of your interest in the Fund (“Interest”) valued as of September 30, 2016, please disregard this notice and take no action.

The tender offer period will begin on June 29, 2016 and will end at 11:59 p.m., Eastern Time, on July 28, 2016, at which point the tender offer will expire.  The purpose of the tender offer is to provide liquidity to Members of the Fund that hold Interests.  Interests may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Interest or a portion of your Interest for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by State Street Bank and Trust Company no later than July 28, 2016.  If you do not wish to have all or any portion of your Interest repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR INTEREST REPURCHASED.

If you would like to tender your Interest, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to State Street Bank and Trust Company, Attention: Partners Group Private Equity (Master Fund), LLC, 1 Heritage Drive, Mailstop OHD0100, North Quincy, MA 02171; or (ii) fax it to State Street Bank and Trust Company at (617) 937-3051, Attention: Partners Group Private Equity (Master Fund), LLC, so that it is received before 11:59 p.m., Eastern Time, on July 28, 2016.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call (888) 977-9790.

Sincerely,

Partners Group Private Equity (Master Fund), LLC